Exhibit 99.B(d)(19)

DELEGATION AGREEMENT FOR
SEI INSTITUTIONAL INTERNATIONAL TRUST (“SIT”)
INTERNATIONAL FIXED INCOME FUND

THIS DELEGATION AGREEMENT (“Agreement”) is made as of this 5th day of April, 2024, among RBC Global Asset Management (UK) Limited (“RBC UK”), a limited liability company organized under the laws of England and Wales with its principal place of business at 100 Bishopsgate, London, EC2N 4AA, United Kingdom, and RBC Global Asset Management (U.S.) Inc. (“RBC US”), a Minnesota corporation and affiliate of RBC UK, with its principal office and place of business at 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402, United States of America.

W I T N E S S E T H

WHEREAS, SEI Investments Management Corporation (“Principal”), a corporation organized and existing under the laws of the State of Delaware has retained RBC UK as its sub-adviser to render investment advisory services to the SIT International Fixed Income Fund (the “Fund”), a series of SIT, which is a Massachusetts business trust (the “Trust”) registered as investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to a Sub-Advisory Agreement dated April 5, 2024 (the “Principal Advisory Agreement”); and

WHEREAS, RBC UK desires to employ RBC US as its investment sub-adviser, and RBC US is willing to render investment sub-advisory services to RBC UK, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, RBC UK and RBC US hereby agree as follows:

1.             Appointment of RBC US. RBC UK hereby employs RBC US as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of RBC UK. RBC US accepts such employment and agrees to render the services herein set forth, for the compensation as agreed between RBC UK and RBC US.

2.             Duties of RBC US.

(a)               RBC UK employs RBC US to act as its sub-advisor in managing the investment and reinvestment of the assets of the Fund in accordance with the Principal Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through RBC UK) with all records concerning the activities of RBC US that the Trust is required to maintain; and to render or assist RBC UK in rendering regular reports to the Trust’s officers and the Board of Trustees for the Trust concerning the discharge of RBC US’s responsibilities hereunder. RBC US will discharge the foregoing responsibilities subject to the supervision and oversight of RBC UK, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectuses and Statements of Additional Information, any additional operating policies or procedures that the Fund communicates to RBC US in writing (either directly or through RBC UK), and applicable laws and regulations. RBC US agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)               RBC US acknowledges and agrees that RBC UK is ultimately responsible for all aspects of providing to the Fund the services required of RBC UK under the Principal Advisory Agreement. Accordingly, RBC US shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of RBC UK. In furtherance thereof, RBC US shall, without limitation, (i) make its offices available to representatives of RBC UK for on-site inspections and consultations with the officers and applicable portfolio managers of RBC US responsible for the day-to-day management of the Fund, (ii) upon request, provide RBC UK with copies of all records it maintains regarding its management of the Fund and (iii) report to RBC UK each calendar quarter and at such other times as RBC UK may reasonably request regarding (A) RBC US’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by RBC US to ensure compliance with United States securities laws and regulations applicable to RBC US and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectuses and Statements of Additional Information and any additional operating policies or procedures that the Fund communicates to RBC US in writing (either directly or through RBC UK) and (D) such other matters as RBC UK may reasonably request.

3.             Securities Transactions. Among its responsibilities, RBC US shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, RBC US shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, RBC US may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). RBC US will promptly communicate or assist RBC UK in communicating to the Fund’s officers and the Board of Trustees such information relating to the portfolio transactions RBC US has directed on behalf of the Fund as RBC UK or such officers or the Board may reasonably request.

4.              Compensation of RBC US. For the services to be rendered by RBC US as provided in this Agreement, RBC UK (and not the Trust or the Fund) will pay to RBC US an amount agreed upon by RBC UK and RBC US from time to time pursuant to a separate written agreement between them. For clarity, RBC UK (and not the Trust, the Fund or Principal) shall be obligated to pay RBC US hereunder for any period only out of and following RBC UK’s receipt from Principal of advisory fees pursuant to Section 4 and Schedule B of the Principal Advisory Agreement for such period.

5.             Compliance. RBC US agrees to comply with all policies, procedures, or reporting requirements that RBC UK is required to comply with under the Principal Advisory Agreement, including Sections 7 and 8 thereof.

6.             Status of RBC US. The services of RBC US to RBC UK under this Agreement are not to be deemed exclusive, and RBC US will be free to render similar services to others so long as its services to RBC UK under this Agreement are not impaired thereby.

7.              Indemnification. With respect to the performance of RBC US’s obligations under this Agreement, (i) RBC UK shall indemnify Principal for any acts or omissions of RBC US to the same extent as if RBC UK performed such acts or omissions directly in accordance with Section 5 of the Principal Advisory Agreement.

8.             Duration; Termination; Notices; Amendment. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreement remain in effect; except that following a period of two years from its effectiveness, only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Principal at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to RBC UK. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by RBC UK (i) upon 60 days’ written notice to RBC US; or (ii) upon material breach by RBC US of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; RBC US may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to RBC UK; or (2) upon material breach by RBC UK of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to RBC UK, at: 100 Bishopsgate, London, EC2N 4AA, United Kingdom

If to RBC US, at: 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402, United States of America

This Agreement may be amended by mutual consent of the parties hereto upon prior approval by the Board of Trustees of the Trust.

9.             Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.          Confidentiality. RBC US shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than RBC UK, the Fund, Principal, and any director, officer, or employee of RBC UK, the Fund, or Principal, except (i) with the prior written consent of the Fund, (ii) as required by law, regulation, court order, subpoena or other valid legal process, or the rules or regulations or request of any self-regulatory organization, governmental body, or official or (iii) for information that is publicly available other than due to disclosure by RBC US or its affiliates or becomes known to RBC US from a source other than RBC UK, the Fund, or Principal; or (iv) with affiliates of RBC US to the extent necessary to fulfill its obligations and duties under this Agreement.

11.           Proxy Policy. RBC US acknowledges that Principal and RBC UK have agreed, within sections 1(i) of the Principal Advisory Agreement, regarding how proxies will be handled and that RBC UK shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

12.           Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Delegation Agreement to be executed as of the date first set forth herein.

RBC Global Asset Management (UK) Limited

By:	/s/ James Brace
	Name:	James Brace
	Title:	Managing Director General Counsel

RBC Global Asset Management (U.S.) Inc.

By:	/s/ Brandon Lew
	Name:	Brandon Lew
	Title:	Vice President

Agreed and Acknowledged by
SEI Investments Management Corporation

By:	/s/ James Smigiel
	Name:	James Smigiel
	Title:	Chief Investment Officer

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